RETENTION AGREEMENT

     AGREEMENT by and among Charles S. Ramat (the "Executive") and Aris Industries, Inc., a New York corporation (the "Company"); Europe Craft Imports, Inc., a New Jersey corporation ("ECI"); ECI Sportswear, Inc., a New York Corporation ("ECI Sportswear"); Unishops of Clarkins, Inc., an Ohio corporation ("Unishops") (ECI, ECI Sportswear and Unishops, each a wholly owned subsidiary of the Company, individually are referred to herein as a "Subsidiary" and collectively are referred to herein as the "Subsidiaries"); and, solely for purposes of Section 7(b) hereof, The Simon Group, L.L.C., a Delaware limited liability company (the "Simon Entity") and Arnold Simon ("Simon"), dated as of February ___, 1999.

                              W I T N E S S E T H

     WHEREAS, the Executive is employed by the Company; and

     WHEREAS, Company, has entered into a Securities Purchase Agreement among the Company, Apollo Aris Partners, L.P., AIF-II, L.P. and the Simon Entity, pursuant to which the Simon Entity will acquire a controlling interest in the Company at a cost of $.44 per share of the Company's common stock (the "Acquisition"); and

     WHEREAS, the Company, Apollo Aris Partners, L.P., AIF-II, L.P. and the Simon Entity have, as a result of arm's length negotiation, determined that $.44 will represent the fair market value per-share of the Company's common stock at the time of the Acquisition; and

     WHEREAS, the Executive has entered into an employment agreement with the Company dated as of February 1, 1988, as amended through the date hereof (the "Employment Agreement"); and

     WHEREAS, Section 3(f) of the Employment Agreement provides for certain payments to be made to the Executive in the event he terminates his employment within twelve months following a "Change in Control" (as such term is defined in the Employment Agreement); and

     WHEREAS, the Acquisition would constitute a Change in Control under the Employment Agreement; and

     WHEREAS, the Simon Entity, the Company and the Subsidiaries have determined that it is in the best interests of the Company that the Company be able to rely on the Executive to continue in his position as President of the Company at least through the end of the one-year period immediately following the consummation of the Acquisition (the "Closing") in order to assure continuity of management of the Company, to assure customers and other Company employees of stability at the Company and to provide critical assistance in the management and operation of the Company; and

     WHEREAS, the Company and the Subsidiaries have determined to offer the Executive the benefits described in this Agreement to provide an incentive to encourage the Executive to remain in the employ of the Company so that the Company may receive his continued dedication and assure the continued availability of his advice and counsel notwithstanding the potential personal uncertainty arising as a result of the Acquisition.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Effective Date.

     The "Effective Date" of this Agreement shall be the date immediately prior to the date on which the Closing occurs (the "Closing Date"). In the event the Acquisition is not consummated for whatever reason, this Agreement (and any agreement entered into in connection herewith) shall be null and void and of no force and effect, and shall have no impact or effect with respect to the Employment Agreement, the Overhead Assumption Agreement or any other agreement by and between the Executive and the Company and or any Subsidiary in effect prior to the date this Agreement was executed.

     2. Severance Payment

     (a) Amount and Timing of Severance Benefit. Notwithstanding Section 3(f) of the Employment Agreement, in lieu of the "Severance Amount" (as such term is defined in the Employment Agreement) to which the Executive may be entitled pursuant to Section 3(f) of the Employment Agreement (as modified in accordance with the limitation contained in paragraphs (1) through (4) of Section 3(f) of the Employment Agreement) or any other rights the Executive may have to receive compensation under the Employment Agreement upon the termination of the Executive's employment under the circumstances described herein, subject to Paragraph (b) of this Section, in the event the Executive's employment with the Company terminates for any reason whatsoever (whether voluntarily or involuntarily and whether or not for cause (as defined in or determined by any plan, program, agreement, statute or common law)) during the period beginning
(i) except if the Executive voluntarily terminates his employment with the Company without Good Reason, on the date on which this Agreement is executed and
(ii) solely if the Executive voluntarily terminates his employment with the Company without Good Reason, on the date that is 120 days after the Closing Date and, in either case, ending on the date 13 months immediately following the Closing Date, the Company shall pay to the Executive in one lump sum by wire transfer in accordance with instructions provided by the Executive, an amount equal to $2,400,716 (the "Severance Payment"). The Severance Payment shall be paid to the Executive: (A) if the Executive's employment is terminated without "Cause" (as that term is defined in the Employment Agreement)
on or before the Closing Date, on the Closing Date; and (B) if the Executive's employment terminates after the Closing Date, not later than the date 30 days after the earlier of (1) the date the Executive provides written notice to the Company of his intent to terminate his employment and receive the Severance Payment provided for hereunder, (2) the date the Company notifies the Executive of its intent to terminate the Executive's employment or (3) in the event the Executive's employment terminates as a result of death or "total disability" (as that term is defined in the Employment Agreement), the date the Executive dies or becomes totally disabled. It is understood that the effective date of the Executive's resignation or termination, as the case may be, shall not occur prior to the date the Executive receives the Severance Payment, and during the period after the Company or the Executive, as the case may be, has given such notice (the "Notice Date") and through the date the Executive receives the Severance Payment, the Executive shall continue to receive all of the compensation, benefits and perquisites he received immediately prior to the Notice Date. The Executive's receipt of the Severance Payment shall be deemed a waiver of the Executive's right to receive the unpaid portions of his "Annual Bonuses" (as such term is defined in the Employment Agreement) under Section 4(b)(ii)(B) and Section 4(b)(ii)(D) of the Employment Agreement and any other amount that may have been payable to him under the employment agreement to the same extent as if he received the Severance Amount under the terms of the Employment Agreement as in effect immediately prior to the Effective Date. The Company's obligation to pay the Executive the Severance Payment shall be absolute, and the amount of the Severance Payment shall not be reduced or offset as a result of any actual or purported obligation of the Executive to the Company or, any Subsidiary, the Simon Entity, Simon or any other party (or otherwise) or any claim any such party may have against the Executive, except that the Company shall be permitted to withhold from the Severance Payment the minimum amount required in order to meet applicable federal, state and local income and employment tax withholding requirements (which amount shall be calculated consistent with Section 7 hereof).

     (b) Condition to Receipt of Severance Payment.

     (i) Notwithstanding anything herein or in the Employment Agreement to the contrary, the Executive shall not be entitled to the Severance Payment unless he makes himself available to perform services to the Company in accordance with
Section 2 of the Employment Agreement during the period beginning on the date he executes this Agreement and ending on the earliest to occur of (i) the date the executive terminates his employment with the Company for Good Reason; (ii) the date of the Executive's death, (iii) the date the Executive becomes unable substantially to perform such services to the Company as a result of his illness or disability; (iii) the date the Executive's employment is terminated by the Company with or without Cause; and (iv) the date that is 120 days after the Closing Date, subject to the Executive's reasonable time away from work for reasons such as vacation, sickness and attending to personal matters.

     (ii) In the event the Company believes that the Executive at any time has failed to satisfy the condition described in Section 2(b)(i), the Company shall provide the Executive with a written notice specifying in reasonable detail the act or omission constituting such failure. The

Executive shall not be deemed to have failed to meet the condition  described in
Section 2(b)(i) if he cures such failure within 5 business days after his receipt of such notice from the Company. The Executive shall be deemed conclusively to have satisfied the condition of Section 2(b)(i) if the Company has not provided the Executive with any notice referred to in the first sentence of this Section 2(b)(ii) within the 120-day period described in Section 2(b)(i).

     3. Retention Option.

     (a) Grant of Retention Option. In order to provide an incentive for the Executive to remain in the employ of the Company and as consideration for services to be rendered to the Company in the future, the Executive shall, concurrently herewith, receive a non-qualified option (the "Retention Option") to purchase one million shares of Company common stock pursuant to the Aris Industries Inc. 1993 Stock Incentive Plan, as amended (the "Option Plan"). The Retention Option shall be granted pursuant to an Agreement substantially identical to the form of agreement attached hereto as Exhibit A.

       (b) Certain Terms of Retention Option. The Retention Option shall contain the following significant terms:

              (i) Exercise Price. The exercise price-per-share with respect to the Retention Option shall be $.48 per share.

              (ii) Term. The Retention Option shall have a term of 10 years from the date of grant.

              (iii) Vesting. The Retention Option shall vest and become exercisable in full upon the earliest to occur of: (A) the date the Executive's employment is terminated by the Company without "Cause" (as defined in the Employment Agreement); (B) the date the Executive terminates his employment for Good Reason (as hereinafter defined); and
       (C) if neither (A) nor (B) has occurred, the date 12 months following the Closing Date (provided he is employed by the Company on such date).

              (iv) Termination as Result of Expiration of Employment Agreement. If the Executive's employment terminates as a result of the expiration and non-renewal of the Employment Agreement, then the Retention Option, to the extent outstanding at the time of such termination, shall remain exercisable until the earlier of (A) the expiration of ten years after the Retention Option was granted or (B) the date three months after the effective date of the termination of the Executive's employment.

              (v) Resignation for Good Reason or Termination Without Cause. If the Executive's employment terminates (A) as a result of his resignation for Good Reason or (B) as a result of a termination by the Company without Cause, then the

       Retention Option, to the extent outstanding at the time of such termination, shall remain exercisable until the earlier of (1) the expiration of ten years after the Retention Option was granted or (2) the date two years after the effective date of the termination of the Executive's employment.

              (vi) Termination as Result of Resignation Without Good Reason. If the Executive's employment terminates as a result of his resignation without Good Reason, the Retention Option, to the extent outstanding and exercisable at the time of such termination, shall remain exercisable until the earlier of (1) the expiration of ten years after the Retention Option was granted or (2) the date one year after the effective date of the termination of the Executive's employment.

              (vii) Termination for Cause. If the Executive's employment terminates as a result of a termination by the Company for Cause, the Retention Option, to the extent outstanding and exercisable at the time of such termination, shall remain exercisable until the earlier of (1) the expiration of ten years after the Retention Option was granted or (2) the date three months after the effective date of the termination of the Executive's employment.

              (viii) Death of Executive or Termination for Total Disability. If the Executive's employment terminates as a result of his death or "total disability" (as defined in the Employment Agreement) or if the Executive dies after termination of employment but during the period of time the Retention Option is exercisable as a result of an event described in Paragraph (b)(iv), (b)(v) or (b)(vi) of this Section, the Retention Option, to the extent outstanding and exercisable at the time of the Executive's death, shall remain exercisable until the earlier of (A) the expiration of ten years after the Retention Option was granted or (B) the later of (1) the period described in Paragraph (b)(iv), (b)(v) or (b)(vi) of this Section, as the case may be, or (2) the date one year after the Executive's death or the effective date of the termination of his employment as a result of "total disability," as the case may be.

     4. Good Reason.

     For the purposes of this Agreement, "Good Reason" shall mean the occurrence (without the Executive's written consent) after the Effective Date, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a), (e), (f) or
(g) below, such act or failure to act is corrected within 5 days after the Executive gives the Company a written notice of the event constituting Good
Reason:

     (a) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position with the Company (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the Effective Date, the failure at any time to elect the Executive, or the removal of the Executive, as a Director of the Company or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities; provided, however, Arnold Simon's becoming Chief Executive Officer of the Company on or after the Closing Date shall not constitute Good Reason;

     (b) the Company requiring the Executive to be based at any office or location that either is (i) outside of Manhattan or (ii) not a main headquarters of the Company or one of its significant operating subsidiaries, or requiring the Executive to travel for business purposes significantly more than the Executive was required to travel for business purposes immediately prior to the Effective Date;

     (c) any diminution in the Executive's rate of annual base salary;

     (d) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within 7 days of the date such compensation is due;

     (e) the failure by the Company to continue in effect any compensation plan (other than a bonus plan) in which the Executive participates immediately prior to the Effective Date, which is material to the Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Effective Date;

     (f) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's life insurance, accident or disability plans in which the Executive was participating at the time of the Effective

Date, the failure to provide the Executive with medical or health benefits substantially similar to those provided to the senior executives of ECI immediately prior to the Effective Date or the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit including, without limitation, his ability to take paid vacation substantially in accordance with past practice, first class air travel when traveling for business purposes, level of hotel accommodations when traveling for business purposes, Company provided memberships in professional organizations (and payment for activities in connection therewith), Company provided use of the same type of automobile (and payment of related insurance and other expenses) and level of secretarial assistance and office facilities, in each case as enjoyed by the Executive immediately prior to the Effective Date; or

     (g) the Company's or any Subsidiary's breach of any material term of the Employment Agreement, the agreement dated as of June 25, 1991, as amended, by and among the Company and each of the Subsidiaries and Charles S. Ramat and the other "Beneficiaries" designated therein (the "Overhead Assumption Agreement") or this Agreement.

     5. Continuing Obligations

     Nothing herein shall relieve the Company of its obligation to pay to the Executive upon the termination of his employment any earned but unpaid base salary, any earned but unpaid bonus payable pursuant to Paragraph 3 of the Eighth Amendment dated August 28, 1997 to the Employment Agreement (or any other Company bonus plan, program or arrangement), any portion of any bonus otherwise payable to the Executive pursuant to Section 3(f) of the Employment Agreement for the year in which the Executive's employment terminates and any unpaid portion of the "Perry Success Fee" (as defined in the Employment Agreement) payable to the Executive (as of January 27, 1999, the unpaid portion of the Perry Success Fee was $91,016.28). All such amounts shall be paid to the Executive as and when they would have been payable to him in the absence of this Agreement.

     6. Certain Option Agreements.

     Notwithstanding any other provision in the Option Plan, the Employment Agreement or in any applicable option agreement, the following provisions shall apply to all options previously granted to the Executive under the Stock Option Plan, including, without limitation, the option to purchase 400,000 shares of Company common stock that was granted to the Executive on August 2, 1993, the option to purchase 750,000 shares of Company common stock that was granted to the Executive on August 28, 1997 and the option to purchase 152,500 shares of Company common stock that was granted to the Executive on December 18, 1996 (collectively, the "Prior Options"):

     (a) Vesting.  The Prior Options shall vest and become  exercisable  in full
(to  the  extent  then   outstanding  and  not  otherwise   already  vested  and
exercisable) on the earliest to occur of:

(i) the date the Executive's employment is terminated by the Company without Cause; (ii) the date the executive terminates his employment for Good Reason; and (iii) the Closing Date.

       (b) Period of Exercise in Certain Circumstances.

              (i) Termination as Result of Expiration of Employment Agreement, Resignation for Good Reason or Termination without Cause. If the Executive's employment terminates (A) as a result of the expiration and non-renewal of the Employment Agreement, (B) as a result of his resignation for Good Reason or if (C) as a result of a termination by the Company without Cause, then each Prior Option, to the extent outstanding at the time of such termination, shall remain exercisable until the earlier of (1) the expiration of the original term of the Prior Option or
       (2) the date two years after the effective date of the termination of the Executive's employment.

              (ii) Termination as Result of Resignation Without Good Reason. If the Executive's employment terminates as a result of his resignation without Good Reason, each Prior Option, to the extent outstanding and exercisable at the time of such termination, shall remain exercisable until the earlier of (1) the expiration of ten years after the Prior Option was granted or (2) the date one year after the effective date of the termination of the Executive's employment.

              (iii) Termination for Cause. If the Executive's employment terminates as a result of a termination by the Company for Cause, each Prior Option, to the extent outstanding and exercisable at the time of such termination, shall remain exercisable until the earlier of (1) the expiration of ten years after the Prior Option was granted or (2) the date three months after the effective date of the termination of the Executive's employment.

              (iv) Death of Executive or Termination for Total Disability. If the Executive's employment terminates as a result of his death or if the Executive dies after termination of employment but during the period of time the Prior Option is exercisable as a result of an event described in Paragraph (b)(i) or (b)(ii) of this Section, each Prior Option, to the extent outstanding and exercisable at the time of the Executive's death, shall remain exercisable until the earlier of (A) the expiration of the original term of the Prior Option or (B) the later of (1) the period described in Paragraph (b)(i) or (b)(ii) of this Section, as the case may be, or (2) the date one year after the Executive's death or the effective date of the termination of his employment as a result of "total disability," as the case may be.

     7. Certain Conclusions.

     (a) Conclusions as to Value and Underlying Assumptions. The parties hereto have concluded that the amounts described in Exhibit B hereto reflect the maximum amounts that should be considered "parachute payments" for purposes of
Section 280G and Section 4999 of the Internal Revenue Code of 1986 (the "Code") as a result of the acceleration of the exercisability of certain of the Prior Options in accordance with Section 6(a) hereof. Similarly, the parties have concluded that the grant of the Retention Option constitutes reasonable compensation for services to be rendered to the Company. Nevertheless, in the event any part or all of the grant of the Retention Option were to be considered a "parachute payment," for purposes of Section 280G and Section 4999 of the Code, the parties hereto have concluded that the amount described in Exhibit B hereto reflects the maximum amount that should be considered a "parachute payment" for purposes of Section 280G and Section 4999 of the Code as a result of the grant of the Retention Option. The parties understand the assumptions used in determining the values in Exhibit B, and agree that they are appropriate.

     (b) Public and Private Positions. Each party hereto agrees that it will not, without the prior written consent of the other parties, take any public or private position or make any statement or filing with any governmental or regulatory authority that is inconsistent in any respect with the conclusions described in Paragraph (a) of this Section 7, except to the extent such party is advised in a written opinion of a nationally recognized accounting firm or law firm that is reasonably acceptable to all of the parties that such inconsistent position, statement or filing is required by (i) Generally Accepted Accounting Principles (as such principles relate to recognizing compensation expense) in connection with the preparation of the Company's financial statements or (ii) any statute or any regulation or binding interpretive release issued thereunder, in any case that is promulgated after the date hereof. Each of the parties hereto agrees that in the event any of the conclusions described in Paragraph
(a) of this Section 7 is challenged by any person, entity or governmental or regulatory authority, it will take all reasonable steps to defend vigorously the appropriateness of the challenged conclusion (notwithstanding any inconsistent position it may take as permitted by Clause (i) of this Paragraph (b)) and it will not settle any such matter or enter into a consent or similar agreement with respect to any such matter without the prior written consent of the other parties (which consent shall not be unreasonably withheld).

     8. Obligations in Respect of the Overhead Assumption Agreement.

     The Overhead Assumption Agreement, pursuant to which the Subsidiaries agreed directly to assume the obligations to pay and perform certain obligations relating to compensation and benefits to the Executive and the other Beneficiaries (the "Overhead Obligations"), shall be amended hereby as of the Effective Date to provide as follows:

              (a) the Overhead Obligations specifically shall include, without limitation, all of the Company's obligations under the Employment Agreement, this Agreement and any agreement entered into in connection with this Agreement;

              (b) notwithstanding any change in ownership or control of the Company as a result of the Acquisition, the obligations of the Company and the Subsidiaries shall continue in full force and effect, and the Subsidiaries shall continue to be jointly and severally obligated to pay and perform all of the obligations under the Overhead Assumption Agreement;

              (c) the Company and each Subsidiary shall cause each of their respective future direct and indirect subsidiaries to adopt the Overhead Assumption Agreement and this Agreement and to become obligated in respect of the obligations hereunder and the Overhead Obligations to the same extent as are the existing Subsidiaries.

     9. Successors and Assigns.

     (a) Limited Assignment by Executive. This Agreement is personal to the Executive and without the prior written consent of the Company, the Subsidiaries, the Simon Entity and Simon shall not be assignable by him nor may he delegate his duties hereunder; provided, however, all of the Executive's rights following his death or disability shall inure to the benefit of his personal representatives or designees or other legal representatives, as the case may be.

     (b) Successors and Assigns Bound. This Agreement shall inure to the benefit of and be binding upon the Company, the Subsidiaries and, solely respect to
Section 7(b) hereof, Simon and the Simon Entity and, in each case, their respective successors and assigns.

     (c) Same Manner of Performance; Company Remains Liable. The Company, and the Subsidiaries each will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company's or any Subsidiary's business and/or assets (or its interest therein) to assume expressly and agree to perform this Agreement in the same manner and to the same extent as would be required if no such succession had taken place. Notwithstanding any such assumption or assignment, unless otherwise agreed by the Executive, the Company, and the Subsidiaries shall remain liable and responsible for fulfillment of their obligations under this Agreement.

     10. Miscellaneous.

     (a) Headings and Captions; Amendment. The headings and captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be supplemented, amended or modified otherwise than by a specific written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) Notices. All notices and other communication hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              If to the Executive:
              Charles S. Ramat
              1185 Park Avenue
              Apartment 16A
              New York, New York  10028

              If to the Company:
              Aris Industries, Inc.
              475 Fifth Avenue
              New York, New York 10017
              Attention:  Chief Executive Officer

              If to the Subsidiaries:
              c/o Aris Industries, Inc.
              475 Fifth Avenue
              New York, New York 10017
              Attention:  Aris Chief Executive Officer

              If to Simon or the Simon Entity:
              c/o A.S. Enterprises
              1385 Broadway, Suite 604
              New York, New York 10018
              Attention:  Arnold Simon

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be deemed effectively given when the same has been hand delivered or five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

     (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (d) No Waiver. A party's failure to insist on strict compliance with any provision of this Agreement or the failure to assert any right the party may have hereunder, shall not be deemed to be a waiver of such provision or right. No waiver by a party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time or of that provision or condition at any prior or subsequent time.

     (e) No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto (and their permitted beneficiaries, successors and assigns) and is not intended to, and shall not, benefit any other person or entity.

     11. Legal Expenses.

     The Company, the Subsidiaries and Simon, jointly and severally, agree to pay directly or reimburse the Executive (at the Executive's option) for any and all reasonable legal fees and expenses incurred by the Executive relating to the enforcement or attempted enforcement of any of their obligations hereunder, regardless of outcome, provided, that: (a) the Executive prevails on at least one substantive issue; and (b) the Executive is not found to have breached his material obligations hereunder.

     12. Governing Law.

     This Agreement shall be construed and interpreted according to the laws of the State of New York without reference to the principles of conflicts of law.

     13. Effect on Current Agreements.

     Except as specifically provided herein, all of the provisions of any agreement between the Executive and the Company and/or any Subsidiary (including, without limitation, the Overhead Assumption Agreement and the Employment Agreement), shall continue unchanged and shall remain in full force and effect.

     14. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

It shall not be necessary that any counterpart be signed by all of the parties hereto so long as each party shall have executed a counterpart.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.



                                                           ARIS INDUSTRIES, INC.

                                                       By:______________________


                                                      EUROPE CRAFT IMPORTS, INC.

                                                       By:______________________


                                                            ECI SPORTSWEAR, INC.

                                                       By:______________________


                                                      UNISHOPS OF CLARKINS, INC.

                                                       By:______________________


                                                        THE SIMON GROUP, L.L.C.,
                                                             solely for purposes
                                                          of Section 7(b) hereof

                                                       By:______________________


                                                       _________________________
                                                                   Arnold Simon,
                                                             solely for purposes
                                                          of Section 7(b) hereof

                                                       _________________________
                                                                Charles S. Ramat
                                                                       EXHIBIT B
                                                                     ASSUMPTIONS